EXHIBIT 12



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                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                        Six months ended June 30,
                                                                       2000                   1999
                                                                   ----------               ---------
                                                                       (Dollar amounts in millions)

Fixed charges:
         Interest and debt expense                                 $    299.5               $   219.1
         One-third of rental expense                                     12.0                    11.9
                                                                   ----------               ---------
Total                                                              $    311.5               $   231.0
                                                                   ==========               =========

Earnings:
         Net income                                                $     15.3               $    69.1
         Provision for income taxes                                      11.5                    44.9
         Fixed charges                                                  311.5                   231.0
                                                                   ----------               ---------
Total                                                              $    338.3               $   345.0
                                                                   ==========               =========

Ratio of earnings to fixed charges                                       1.09                    1.49
                                                                         ====                    ====
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